55 Hudson Yards | New York, NY 10001-2163 milbank.com T: 212.530.5000

Exhibit 5.1

November 1, 2023

SEACOR Marine Holdings Inc.

12121 Wickchester Lane, Suite 500

Houston, Texas 77079

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, File No. 333-262447 (the “Registration Statement”), filed by SEACOR Marine Holdings Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, the Company is offering up to $25,000,000 of shares (the “Shares”) of its common stock, $0.01 par value per share (the “Common Stock”). The Shares are to be offered and sold, from time to time, by the Company pursuant to a Sales Agreement dated November 1, 2023 (the “Sales Agreement”) between the Company and the agent named therein (the “Agent”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the base prospectus dated February 11, 2022 included in the Registration Statement (the “Base Prospectus”), the prospectus supplement dated November 1, 2023 to be filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), the Sales Agreement, the Company’s certificate of incorporation and by-laws and the resolutions adopted by the board of directors of the Company (the “Board of Directors”) established by such board relating to the Registration Statement, the Prospectus and the

55 Hudson Yards | New York, NY 10001-2163 milbank.com T: 212.530.5000

issuance of the Shares by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to or obtained by us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to or obtained by us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company, including the representations and warranties made in the Sales Agreement.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the issuance and sale of the Shares pursuant to the Sales Agreement have been duly authorized by the Company and, when (A) the number of Shares to be offered, issued and sold by the Company from time to time and the respective purchase prices, Agent’s discounts or commissions, and times and dates of offering, issuance and sale, and the offering, issuance and sale thereof, have been duly authorized and approved by duly authorized officers of the Company, all as provided in, and in compliance with the parameters, limitations and other terms set forth in resolutions duly adopted by the Company’s Board of Directors or any duly authorized committees thereof, and agreed upon by the Company, the Agent and the purchasers thereof and (B) such Shares are duly issued and delivered by the Company in accordance with the Sales Agreement against receipt by the Company of the agreed upon purchase price therefor), will be validly issued, fully paid and non-assessable.

In rendering the opinion set forth in the immediately preceding paragraph, we have assumed that the net proceeds received by the Company (after deduction of discounts and commissions) for each Share issued or sold pursuant to the Sales Agreement will equal or exceed the par value thereof and that, at the time of any issuance of Shares pursuant to the Sales Agreement, the number of such Shares will not exceed the number of authorized and unissued shares of Common Stock that have not been reserved for issuance for other purposes.

We note that the Company’s Board of Directors adopted resolutions on November 1, 2023 (the “Resolutions”) authorizing the issuance and sale of up to $25,000,000 shares of Common Stock in one or more “at-the-market” offerings, including the offering of the Shares contemplated by the Sales Agreement (collectively, “Offerings”), and upon the conversion, exercise or settlement of certain securities,

55 Hudson Yards | New York, NY 10001-2163 milbank.com T: 212.530.5000

agreements and rights issued or sold in or in connection with the Offerings. The Resolutions establish a minimum price per share of Common Stock to be received by the Company. Accordingly, and without limitation to the provisions of clauses (A) or (B) of the second preceding paragraph, we have assumed that the Company’s offering, issuance and sale of Shares pursuant to the Sales Agreement will comply with such minimum price per share and the other terms and provisions of the Resolutions (and any other limitations, parameters or other terms or provisions applicable to the offering, issuance or sale of the Shares that may be established by resolutions duly adopted by the Company’s Board of Directors or any committee thereof from time to time).

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to any other laws, rules or regulations, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Milbank LLP